Exhibit 99.1

MedAssets Completes Acquisition of Sg2

ATLANTA – September 22, 2014 — MedAssets (NASDAQ: MDAS) today announced that it completed its previously announced acquisition of SG-2, LLC (Sg2), a leading provider of healthcare business intelligence, market analytics and clinical consulting services.

“Working with more than 1,400 hospitals and other clients across healthcare, Sg2’s experts utilize software-as-a-service (SaaS)-based analytics tools and an intelligence platform to help healthcare organizations make informed strategic decisions related to acquisitions, service line extensions, market expansion, or other investments to optimize business growth,” said John Bardis, chairman, president and CEO, MedAssets. “As a highly respected industry leader with superb market insight and forecasting capabilities, Sg2 creates a compelling combination with our proprietary cost, clinical, operational, claims reimbursement and episode-of-care datasets and tools to offer increased value for healthcare organizations and their leadership.

“We have invested in building out a robust advisory services and consulting practice, which is focused on cost management, clinical alignment, labor optimization, best practice processes and revenue cycle optimization to offer a pragmatic approach for fast and sustainable total performance improvement,” Bardis continued. “We are excited to welcome Sg2 to the MedAssets team to augment our capabilities to help healthcare executives determine and successfully act upon future opportunities within dynamic local, regional and national markets.”

Compelling Business Combination

Sg2 plays a key role in unlocking forecasting analytics and market insight to deliver optimal client value. The combination of Sg2 with MedAssets expands the depth of the company’s performance improvement capabilities. Opportunities for future growth and business extensions include:

•	Improved channel access: MedAssets offers existing relationships with more than 4,400 U.S. acute care hospitals to provide a powerful sales and distribution channel for Sg2 SaaS-based software and consulting services.

•	Expanded footprint: MedAssets will pursue Sg2 introduction to its base of approximately 1,200 medical product and healthcare service companies that contract with its group purchasing organization. Similar to healthcare providers, those companies stand to benefit from Sg2’s clinical business intelligence and market analytics to help identify growth opportunities.

•	Broader data utilization: The addition of proprietary cost, claims reimbursement, and episode-of-care datasets and tools from MedAssets to the Sg2 intelligence and analytics platform promises to create new and innovative business intelligence products for additional client value.

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Complementary business intelligence and consulting practices: Sg2’s market analytics, clinical business intelligence and consulting teams complement MedAssets advisory services capabilities to help providers identify near and long-term actions for both sustainable performance improvement and informed business model direction against the backdrop of the changing healthcare marketplace.

Transaction and Other Details

•	MedAssets purchased Sg2 for approximately $142 million (subject to certain purchase price adjustments), which was funded with borrowings under its existing credit facility.

•	The Sg2 business is expected to be slightly accretive in calendar 2015 on stand-alone basis, and MedAssets may increase its investment to drive additional long-term growth opportunities.

•	Sg2’s full-year 2014 net revenue is expected to be approximately $40 million (excluding any potential write down of deferred revenue resulting from purchase accounting adjustments), of which about 75 percent should be derived from SaaS analytics tools generating highly-recurring subscription fees.

•	The company plans to update its fourth quarter and full-year 2014 financial guidance at the time of its third quarter financial report, currently scheduled for Wednesday, October 29, after market close.

About MedAssets

MedAssets (NASDAQ: MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. More than 4,400 hospitals and 122,000 non-acute healthcare providers currently use the company’s evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

Contact:

Robert Borchert

678.248.8194

rborchert@medassets.com

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